Exhibit 99.1
                                                          Contact:  Maria Brous
                                                      (863) 688-7407 Ext. 55339



              Publix Reports Second Quarter Results and Stock Price

LAKELAND, Fla., Aug. 1, 2006 -- Publix's sales for the second quarter of 2006 were $5.3 billion, an 11 percent increase from last year's $4.8 billion. Comparable-store sales for the second quarter of 2006 increased 8.5 percent. Sales for the second quarter of 2006 included approximately $62 million of sales, or 1.3 percent, because of the later Easter holiday that was in the first quarter of 2005.

         Net earnings for the second quarter were $264 million this year, compared to $234.9 million in 2005, an increase of 12.4 percent. Earnings per share were $0.31 for the second quarter of 2006, compared to $0.27 per share for the second quarter of 2005, adjusted for the effect of the 5-for-1 stock split that occurred July 1, 2006.

         These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock Aug. 10, 2006.

         Based on the most recent appraisal, Publix's stock price increased from $17.65 per share, adjusted for the effect of the 5-for-1 stock split that occurred July 1, 2006, to $18.25 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

         "For the last three years, our stock performance has been outstanding. Our stock price has more than doubled during that time after considering the effect of our stock split," Publix CEO Charlie Jenkins Jr. said. "I want to congratulate our associates -- the owners of Publix -- on this achievement."

         Publix is owned and operated by its 137,000 employees, with 2005 sales of $20.6 billion. Currently Publix has 884 stores in Florida, Georgia,
South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for nine consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###